                                AMERIKING, INC.

                               CALCULATION OF EPS

                                              Dec. 29, 1998 to Dec. 30, 1997 to
                                               Sep. 27, 1999    Sep. 28, 1998
                                              ---------------- ----------------
INCOME (LOSS) BEFORE EXTRAORDINARY ITEM......       778,000        1,766,000
Earnings available to stockholders...........
Dividends....................................
  Preferred Stock............................      (435,000)        (338,000)
  Senior Preferred Stock.....................    (3,927,000)      (3,455,000)
Amortization of issuance costs...............       (90,000)         (90,000)
                                                 ----------       ----------
Income (loss) before extraordinary item
 available to common stockholders............    (3,674,000)      (2,117,000)
Extraordinary item--loss from early
 extinguishment of debt (net of taxes).......           --               --
                                                 ----------       ----------
Income (loss) available to common
 stockholders................................    (3,674,000)      (2,117,000)

Weighted average number of common shares.....       902,992          902,992
Dilutive effect of options and warrants......           --               --
                                                 ----------       ----------
Weighted average number of common shares
 outstanding--basic..........................       902,992          902,992

Net income (loss) per common share before
 extraordinary item--basic...................         (4.07)           (2.34)
Extraordinary item--basic....................           --               --
                                                 ----------       ----------
Net income (loss) per common share--basic....         (4.07)           (2.34)

Net income (loss) per common share before
 extraordinary item--diluted.................         (4.07)           (2.34)
Extraordinary item--diluted..................           --               --
                                                 ----------       ----------
Net income (loss) per common share--diluted..         (4.07)           (2.34)

Weighted average number of common shares
 basic:
  Original shares............................       863,290          863,290
  Option shares..............................         9,702            9,702
  Warrant shares.............................           --               --
  Common stock units.........................        30,000           30,000
                                                 ----------       ----------
    Total....................................       902,992          902,992

Weighted average number of common shares--
 diluted
  Original shares............................       863,290          863,290
  Option shares..............................         9,702            9,702
  Warrant shares.............................           --               --
  Common stock units.........................        30,000           30,000
                                                 ----------       ----------
    Total....................................       902,992          902,992
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